Exhibit 10.5

ASSIGNMENT AND ASSUMPTION AGREEMENT
This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of February 28, 2013 (the “Assignment Effective Date”) is made by and between Wells Real Estate Funds, Inc., a Georgia corporation (“Wells REF”), to Wells Operating Partnership II, L.P. (“REIT II”).
WHEREAS, Wells REF owns all of the issued and outstanding limited liability company membership interests in Wells Real Estate Advisory Services II, LLC, a Delaware limited liability company (“WREAS II”);
WHEREAS, each of Wells REF, WREAS II, and REIT II are parties to the Transition Services Agreement (the “Transition Services Agreement”), whereby REIT II is granted the option to acquire all issued and outstanding limited liability company interests of WREAS II held by Wells REIT, and all rights, title, benefits, privileges and interests therein (the “Units”);
WHEREAS, pursuant to Section 2 of Article V of the Transition Services Agreement, REIT II is granted the option, in its sole discretion upon delivery of written notice (the “Option Notice”) to Wells REF at any time on or after January 1, 2013 and before the expiration of the Transition Period to require Wells REF to effect the WREAS II Assignment; and
WHEREAS, REIT II has duly delivered the Option Notice to Wells REF, evidencing its desire to acquire and assume the Units.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.Recitals. The foregoing recitals are made a part of this Agreement.
2.Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Transition Services Agreement.
3.Transfer and Assignment of the Units. Wells REF hereby grants, conveys, assigns, transfers and delivers the Units to REIT II, and its successors and assigns, and REIT II hereby accepts such Units (including without limitation, all of Wells REF's right, title, benefits, privileges and interest in and to the profits, losses, distributions, and capital of WREAS II represented by the Units) as of the date hereof.
4.Acceptance of Assignment. REIT II hereby accepts the assignment and transfer of Wells REF's right, title, benefits, privileges and interest in and to the Units. Notwithstanding any provision in WREAS II's limited liability company operating agreement to the contrary, REIT II is hereby admitted as the sole member of WREAS II. Effective as of the execution and delivery of this Agreement by all parties hereto, Wells REF shall no longer be a member of WREAS II.
5.Representations and Warranties of Wells REF. Wells REF represents and warrants to REIT II that, (a) each of the representations and warranties made by Wells REF in the Transition Services Agreement and the Asset Transfer Agreement are true and correct in all respects as of the date hereof; (b) WREAS II has no obligations or liabilities to Wells REF or any of its affiliates (other than its obligations with respect to the Assumed Liabilities as defined in and pursuant to the Asset Transfer Agreement); (c) WREAS II's current assets are not less than the current liabilities and WREAS II has no indebtedness or other long-

term liabilities other than the compensation plans relating to WREAS II employees set forth on Schedule A hereto (the “Assumed Compensation Plans”); (d) WREAS II is not in default under any contract to which WREAS II is a party and has made all payments when due under such contracts; and (e) WREAS II has operated in the ordinary course of business since the Asset Transfer Closing. Wells REF and WREAS II agree that the actual current assets and current liabilities as of the Assignment Effective Date shall be finally determined no later than thirty (30) days following the Assignment Effective Date. If current liabilities exceed current assets as finally determined, then Wells REF shall be responsible for the deficiency, after taking into account any reimbursement obligations of REIT II under the Renewal Advisory Agreement.
6.Indemnification. REIT II hereby agrees to cause WREAS II to indemnify, defend and hold harmless Wells REF, its successors and assigns, of and from any and all costs, liabilities and expense, including court costs and attorneys fees, arising from or connected with the operation of the Business by WREAS II or REIT II after the Assignment Effective Date and the Assumed Compensation Plans. Wells REF hereby agrees to indemnify, defend and hold harmless REIT II and WREAS II, their successors and assigns, of and from any and all costs, liabilities and expenses, including court costs and attorney fees, arising from or connected with the operation of the Business by WREAS II or Wells REF before the Assignment Effective Date.
7.Consulting Agreement. The parties hereto hereby represent and warrant, and it shall be a condition precedent to execution and delivery of this Agreement, that as of the date of this Agreement, each party has duly executed and delivered to the other party the consulting agreement among Wells REF, WREAS II, and REIT II in substantially the form of Exhibit C to the Transition Services Agreement.
8.Further Assurances. The parties hereto hereby each covenant and agree that, at any time and from time to time after the delivery of this Agreement, at the other party's request and expense, each party, its successors and assigns, will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, any and all such further acts, conveyances, transfers, assignments, powers of attorney and assurances as the other party reasonably may require to more effectively grant, convey, assign, transfer, set over to or vest in REIT II the Units, or to otherwise carry into effect the intent and purposes of this Agreement.
9.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without reference to the choice of law principles thereof.
10.Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
11.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been signed by or on behalf of each of the parties as of the date first written above.

WELLS REF:

Wells Real Estate Funds, Inc.

By: /s/ Robert M. McCullough
Name: Robert M. McCullough
Title: Vice President

REIT II:

Wells Operating Partnership II, L.P.

By: /s/ E. Nelson Mills
Name: E. Nelson Mills
Title: President

Schedule A to the Assignment and Assumption Agreement

Obligations for payments due after the Assignment Effective Date under the Long Term Incentive Plan with respect to eight (8) employees of WREAS II in amounts not to exceed the amounts set forth in the Schedule previously provided to REIT II to the extent the payments become due in accordance with the terms of the plan, unless agreed to by a majority vote of the Conflicts Committee. The Conflicts Committee can also agree to add employees of Wells REF who are currently under the Wells REF LTIP to the WREAS II LTIP at the same terms if the Conflicts Committee deems it in the best interests of the Company for such employees to become employees of WREAS II prior to the Assignment Effective Date. Wells REF shall be solely responsible for all payments to be made for LTIP awards earned during 2012. If the Assignment Effective Date is December 31, 2013, then Wells REF shall be responsible for payments to be made for awards earned during 2013.